KIMBERLY-CLARK TO ROLL OUT IMPROVED KLEENEX COTTONELLE BATHROOM TISSUE

   WITH 20 PERCENT MORE FIBER PER SHEET, IMPROVED PRODUCT TOPS LEADING PREMIUM
                       BATHROOM TISSUE IN CONSUMER TESTS

   COMPANY ALSO ANNOUNCES 11 MILLION SHARES REPURCHASED IN 1999 AND SAYS IT'S
         COMFORTABLE WITH ANALYSTS' FOURTH QUARTER EARNINGS ESTIMATES

                FOCUS ON SHAREHOLDER RETURNS STRENGTHENED WITH
                        NEW STOCK OWNERSHIP GUIDELINES

NEW YORK, November 30, 1999 - Kimberly-Clark Corporation (NYSE:KMB) today announced it is launching an improved, thicker Kleenex Cottonelle bathroom tissue with 20 percent more fiber per sheet. The improvement will make the brand the thickest premium bathroom tissue on the market. Consumer tests show the improved product is preferred over the leading premium bathroom tissue.

At a meeting of securities analysts and investors here today, Thomas J. Falk, president and chief operating officer of Kimberly-Clark, said the improvement builds on the recent success of Kleenex Cottonelle bathroom tissue, which has gained market share since it was relaunched last year with a unique, rippled texture.

"The improved product with 'thicker ripples' will replace our existing product and is consumer-preferred versus the leading brand," Mr. Falk said. "The flexibility of our cost-advantaged, proprietary technology allows us to easily add the additional fiber, while still retaining the rippled texture that consumers like. The end result is a thicker, softer and more absorbent product that is getting tremendous reviews in consumer testing."

To accommodate the thicker sheets on each roll and to bring sheet count in line with competing products in the premium bathroom tissue category, there will be 200 sheets on each regular roll of the new product and 400 sheets on a double roll.

"By providing a superior-performing product that matches the competition in sheet count, we're in excellent position to continue growing our shares in the premium bathroom tissue market," Mr. Falk said.

In dollar terms, Kimberly-Clark's brands account for 24 percent of the $4.2 billion U.S. bathroom tissue market, with the Kleenex Cottonelle brand accounting for half of that total and the Scott brand, the leader in the value segment, representing the remainder.

In addition, Kleenex Cottonelle bathroom tissue was recognized in the winter edition of Forbes FYI, the quarterly lifestyle supplement to Forbes magazine, as one of "The 100 Things Worth Every Penny." The product was 15th on that

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list, which included such  items  as  an  honest  mechanic,  a  great  nanny and heated car seats.

Nationwide shipments of the improved product will begin on February 1. New Kleenex Cottonelle bathroom tissue will be supported by continued strong levels of advertising, promotion and consumer marketing.


STOCK  REPURCHASES
------------------

At the meeting, the company also reported that it has repurchased 11.0 million shares of Kimberly-Clark stock so far this year, including 2.75 million during the fourth quarter. In so doing, the company has purchased, at an average cost of less than $54 per share, the shares that will be reissued for the acquisition of Safeskin Corporation, a leading maker of disposable gloves. The Safeskin acquisition agreement, which was announced earlier this month, calls for Kimberly-Clark to issue approximately 10.5 million shares in exchange for Safeskin's shares. The transaction is expected to be completed in early 2000.

Since 1995, Kimberly-Clark has repurchased nearly 55 million shares of its common stock.


STOCK  OWNERSHIP  GUIDELINES
----------------------------

To further align management's financial interests with those of shareholders, the company announced the implementation of new stock ownership guidelines for about 400 key managers. At a minimum, managers will be required to own Kimberly-Clark stock in an amount equivalent to their annual salary. Most company officers, however, will be required to own three times their annual salary in stock, while the chief executive officer must own stock equivalent to six times annual salary.

Wayne R. Sanders, chairman and chief executive officer of Kimberly-Clark, told investors, "We have put our money where our mouth is. The bottom-line message to shareholders is that our interests are most definitely aligned with yours."


OUTLOOK:  STRONG  MOMENTUM  EXPECTED  TO  CONTINUE
--------------------------------------------------

Regarding the company's outlook, Mr. Sanders said, "We're comfortable with estimates for the fourth quarter. In short, our strong momentum is continuing and we're on track to have an excellent year in 1999. Our outlook for 2000 is also very positive."

The consensus of analysts' earnings estimates for the fourth quarter is 76 cents per share, which represents a 12 percent increase over the same period a year ago.

                                 *  *  *  *  *
Kimberly-Clark Corporation is a leading global manufacturer of tissue, personal care and health care products. The company's global brands include Huggies, Pull-Ups, Kotex, Depend, Kleenex, Scott, Kimberly-Clark, Tecnol,
Kimwipes,  Scottex,  Page,  Popee  and  Kimbies.    Kimberly-Clark  also  is

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a  major producer of premium business,  correspondence and technical papers.
The company has manufacturing operations in 40 countries and sells its products in more than 150 countries.

Certain matters contained in this news release concerning the business outlook, anticipated financial and operating results, strategies, contingencies and transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I,
Item 1 of the company's Annual Report on Form 10-K/A for the year ended December 31, 1998 entitled "Factors That May Affect Future Results."

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